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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           MEGO MORTGAGE CORPORATION

     MEGO MORTGAGE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies:

     FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation to delete Article I of the Certificate of Incorporation of the Company and insert in its place the following:

          "The name of the Corporation is ALTIVA FINANCIAL CORPORATION (hereinafter called the "Corporation")."

     SECOND: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable an amendment to the Certificate of Incorporation of the Corporation to include the following paragraph immediately following the first paragraph of Article IV:

          "Each ten (10) issued and outstanding shares of common stock of the Corporation shall be combined into one (i) share of validly issued, fully paid and non-assessable common stock, par value $.01. Each person, as of the effective time set forth in the Certificate of Amendment filed with respect to this paragraph, holding of record any issued and outstanding shares of common stock shall receive upon surrender to the Corporation's transfer agent a stock certificate or certificates to evidence and represent the number of shares of post-consolidation common stock to which such stockholder is entitled after giving effect to the consolidation; provided, however, that all fractional shares resulting therefrom shall be paid in cash."

     SECOND: That the amendments have been adopted by an affirmative vote of a majority of the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: That pursuant to Section 103 of the General Corporation Law of the State of Delaware this certificate and the amendments shall become effective at 12:01 a.m. on March 22, 1999.

     IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate as of this 17th day of March, 1999.


                                                MEGO MORTGAGE CORPORATION


                                                By: /s/ J. Richard Walker
                                                   --------------------------
                                                   Name:  J. Richard Walker
                                                   Title: Executive Vice
                                                          President and Chief
                                                          Financial Officer